Exhibit 2.1

AMENDING AGREEMENT

THIS AMENDING AGREEMENT (the “Agreement”) is made as of the 27th day of February, 2023,

B E T W E E N:

CRESCO LABS INC., a company existing under the laws of the Province of British Columbia (the “Purchaser”)

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COLUMBIA CARE INC., a company existing under the laws of the Province of British Columbia (the “Company”, and together with the Purchaser, collectively, the “Parties”).

WHEREAS the Parties entered into an arrangement agreement (the “Arrangement Agreement”) dated as of the 23rd day of March, 2022, pursuant to which the Purchaser agreed to acquire, subject to the terms and conditions of the Arrangement Agreement, all of the issued and outstanding shares of the Company pursuant to a plan of arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “Arrangement”);

AND WHEREAS the Parties wish to amend the Arrangement Agreement as set forth herein;

NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

Article 1 Amendments

1.1	The Arrangement Agreement is hereby amended by deleting the definition of “Outside Date” in Section 1.1 and replacing it with:

““Outside Date” means June 30, 2023 or such later date as may be agreed to in writing by the Parties.”

Article 2 General

2.1	Except as expressly modified by this Amending Agreement, all other terms, covenants, agreements, conditions and provisions of the Arrangement Agreement shall remain in full force and effect.

2.2

On and after the date of this Amending Agreement, any reference to “this Agreement”, “the Agreement” or “the Arrangement Agreement”, and any reference to the Arrangement Agreement in any other agreements will mean the Arrangement Agreement as amended by this Amending Agreement.

2.3	This Amending Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

2.4	Each of the Parties agrees to take all actions necessary or desirable to give effect to this Amending Agreement.

2.5	Time is of the essence in this Amending Agreement.

2.6

This Amending Agreement may be executed in any number of counterparts (including counterparts by electronic transmission) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF the Parties have executed this Amending Agreement as of the date first written above.

CRESCO LABS INC.

Per:
(signed) “Charles Bachtell”
Name: Charles Bachtell
Title: Chief Executive Officer

COLUMBIA CARE INC.

Per:
(signed) “Nicholas Vita”
Name: Nicholas Vita
Title: Chief Executive Officer